RESTATED CERTIFICATE OF INCORPORATION
                              OF
                BERNARD, ALLAN & EDWARDS, INC.

Pursuant to Sections 607.1007 and 607.1003 of the Florida Business Corporation Act, BERNARD, ALLAN & EDWARDS, Inc., a corporation organized and existing under and by virtue of the Florida Business Corporation Act
(the "Corporation"),

DOES HEREBY CERTIFY AS FOLLOWS:

ARTICLE ONE: The name of the corporation is BERNARD, ALLAN & EDWARDS, Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Florida on February 7, 2000, and an amendment thereto was filed on March 19, 2001.

ARTICLE TWO: Pursuant to (a) 607.1007 and 607.1003 of the Florida Business Corporation Act; and (b) resolutions (i) proposed by the Corporation's directors at a meeting held on April 5, 2001, and (ii) adopted by written consent executed on April 5, 2001 by the holders of a majority of the outstanding shares of the capital stock of the Corporation, this Restated Certificate of Incorporation of the Corporation amends and restates the provisions of the Certificate of Incorporation of this Corporation.

ARTICLE THREE: The Certificate of Incorporation of this Corporation, as heretofore amended or supplemented, is hereby restated and further amended to read in its entirety, as follows: "RESTATED CERTIFICATE
OF INCORPORATION OF BERNARD, ALLAN & EDWARDS, INC.

1.  The name of the corporation is: Bernard, Allan & Edwards, Inc.

2. The address of the registered office of the Corporation in the State of Florida is 1016 Shore Acres Drive, Leesburg, Florida 34748. The name of the Corporation's registered agent at such address is Michael B. McLaughlin.

3. The principal place of business and mailing address of this Corporation shall be 1016 Shore Acres Drive, Leesburg, Florida 34748.

ARTICLE FOUR: The purposes of the Corporation are to promote, conduct, and carry on any lawful acts or activities for which corporations may be organized under the Florida Business Corporation Act.

ARTICLE FIVE: The number of shares of stock that this Corporation is authorized to have outstanding at any one time is: 30,000,000 shares of common stock of no par value, and 3,000,000 shares of preferred stock of no par value.

ARTICLE SIX: Provisions for the regulation of the internal affairs of the Corporation are those forth in the Corporation's Bylaws, and the Board of Directors shall have the authority to alter, amend, repeal, or adopt new Bylaws at any regular or special meeting of the Board of Directors.

ARTICLE SEVEN: The Board of Directors of this Corporation shall have the authority to create one or more series of preferred stcok, fix the number of shares of each series, and designate and determine, in whole or in part, the preferences, limitation, and relative rights of each series of preferred stock.

ARTICLE EIGHT: The Corporation shall have the power to indemnify any person to the full extent permitted under the laws of the State of Florida.


IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed on behalf of Bernard, Allan & Edwards, Inc. by Michael B. McLaughlin, its Chief Executive Officer, on this 6th day of April, 2001.




By: /s/ Michael B. McLaughlin
CEO and Secretary